Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106200 and 106200-01) of PPL Energy Supply, LLC of our report dated February 2, 2004 relating to the consolidated financial statements and financial statement schedule of PPL Energy Supply, LLC, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 1, 2004